UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 20, 2020

ZOOMPASS HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	333-203997	30-0796392
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2455 Cawthra Rd, Unit 75 Mississauga, ON L5A3P1, CANADA
(Address of Principal Executive Offices) (Zip Code)

647-406-1199
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]  re-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Zoompass Holdings, Inc. (the "Company") entered into that certain Intellectual Property Rights Purchase and Transfer Agreement (the "Intellectual Rights Agreement") by and among the Company, and Moxie Holdings Private Ltd., an Indian corporation ("Moxie), dated July 15, 2020. Pursuant to the Intellectual Rights Agreement, the Company agreed to purchase a certain technology asset in exchange for: (i) cash consideration of $1.2 million to be paid in installments, (ii) ten million (10,000,000) ) newly issued shares of the common stock, $0.001 par value, and (iii) warrants to purchase two million (2,000,000) shares of common stock at an exercise price of $0.50 per share(USD), valid for three years.

Item 1.02 Termination of a Material Definitive Agreement Amended Share Exchange Agreement

As previously announced Zoompass Holdings In. (the “Company) concluded its acquisition of Blockgration Global Corp and its subsidiaries (“BGC”) effective May 31, 2020. In the post closing period as the Company began to register its interest in the new acquisitions, the Company encountered a previously unknown issue that made it impossible to properly register its full interest and secure its assets in iBlock Technologies Private Ltd (“iBlock” and operating in India as BuyUcoin). As a result of these issues, the BGC acquisition of iBlock was formally terminated on June 30, 2020. The Company and its subsidiary BGC retain the rights to pursue further action against iBlock and its shareholders.

The effect of the iBlock termination will result in the Company reducing its share issuance under the Amended Share Purchase Agreement dated May 29th, 2020, from (i) fifty million (50,000,000) newly issued shares of the Company to forty-one million three hundred thirteen thousand four hundred thirty (41,313,430) shares, and (ii) warrants to purchase seventy-five million (75,000,000) shares of common stock to warrants to purchase fifty-six million one hundred eighty-six thousand five hundred sixty (56,186,560) shares of common stock

Item 2.01 Completion of Acquisition or Disposition of Assets

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

As more fully described in Item 1.01 above, the Company will issue approximately 10,000,000 Shares of the Company's common stock to Moxie in exchange for the technology asset, together with shares issuable upon exercise of the Warrants, which constitutes approximately 6.6% percent of the currently issued and outstanding shares of the Company's common stock.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 16, 2020, the following individuals have joined the company as senior officers; Mr. Pankaj Kumar as COO for Payment Technologies and Mr. Bharat Vivek as COO for Blockchain & Crypto Technologies.

Additional management team and board appointments will follow over the next few months.

Bharat Vivek – Chief Operating Officer (COO)

Mr Vivek is currently CEO of Blockline Solutions Private Limited and has been in this role since the inception of the company. Prior to that he served in various roles culminating in Engagement Manager with PwC (2012 to 2019). Mr. Vivek is an accomplished business leader and entrepreneur with more than 15 years of experience in the financial services, payment, retail, healthcare, telecom, energy and utilities sectors. He has successfully managed and led engagements in strategy, finance, operations, and technology, both in North America and internationally.

Mr. Vivek has demonstrated strong leadership abilities across various roles including leading key strategic deals while working at PwC Canada from 2012-2019. He also serves as the CEO of Moxie Holdings Private Ltd., which manages technology focused companies in various sectors.

Mr. Vivek earned his Master of Business Administration from York University, Schulich School of Business in Toronto in 2012.

Pankaj Kumar – Chief Operating Officer (COO)

Mr. Kumar is an experienced and successful business founder with a demonstrated history of working in the financial services and technology industry. His skills and expertise are predominantly focused in digital wallet, prepaid cards, domestic and international remittances, UPI-based merchant management and international business development.

Mr. Kumar has been the Founder and CEO of MSS Payments since June 2014, a company that deploys digital payment platforms for financial institutions, remittance companies and NBFC’s.

Mr. Kumar has had the opportunity to speak at several international engagements and has been mentioned in various publications. He was also recognized as the Most Influential Top 50 Payment Professional of 2020.

Mr. Kumar earned his MBA from the James Cook University in Australia in 2008.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
2.1	Form of Intellectual Property Rights Purchase and Transfer Agreement, effective as of July 15, 2020, by and between Zoompass Holdings Inc., and Moxie Holdings Private Ltd*

*	The copies of the Agreement filed herewith have been redacted to remove certain confidential information. We intend to file a confidential treatment request with the Commission regarding this information.

July 20, 2020
By: /s/ Manny Bettencourt
Manny Bettencourt
CEO